THE ADVISORS' INNER CIRCLE FUND

                                   SCHEDULE A
                             DATED AUGUST 8, 1994,
                       AS LAST AMENDED FEBRUARY 15, 2012
                 TO THE DISTRIBUTION PLAN DATED AUGUST 8, 1994,
                            AMENDED AUGUST 14, 2000

         Subject to any limitations imposed by Rule 2830 of the NASD's Conduct Rules, the Distributor shall receive Rule 12b-1 fees, which shall be paid on a monthly basis. These fees will be calculated based on the annual rate set forth below, as applied to the average daily net assets of the respective Portfolios.



Portfolio                                  Class of Shares               Fee
---------                                  ---------------               ---

AlphaOne Micro Cap Equity Fund         Investor Class Shares            0.25%
AlphaOne Micro Cap Equity Fund            R Class Shares                0.25%
AlphaOne U.S. Equity Long Short Fund   Investor Class Shares            0.25%
AlphaOne U.S. Equity Long Short Fund      R Class Shares                0.25%
Citi Market Pilot 2020 Fund                  A Shares                   0.25%
Citi Market Pilot 2030 Fund                  A Shares                   0.25%
Citi Market Pilot 2040 Fund                  A Shares                   0.25%
CBRE Clarion Long/Short Fund           Investor Class Shares            0.25%
Edgewood Growth Fund                          Retail                    0.25%
Hamlin High Dividend Equity Fund       Investor Class Shares            0.25%
Thomson Horstmann & Bryant
 MicroCap Fund                         Investor Class Shares            0.25%
UA S&P 500 Index Fund                           II                      0.10%
WHG LargeCap Value Fund                  A Class Shares                 0.25%
WHG Income Opportunity Fund              A Class Shares                 0.25%
WHG Short Duration High Yield Fund       A Class Shares                 0.25%